EXHIBIT 99.2

SMTC Q4 and fiscal 2016 EarningsCall

Blair

•	Thank you Charlotte

•	Before we begin the call, I’d like to remind everybody that the presentation may include statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission. I will now hand it over to Eddie Smith our Interim President and Chief Executive Officer.

Eddie

•	Thanks Blair

•	Welcome and good morning Ladies and Gentlemen. I am Eddie Smith, SMTC’s Interim President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	I am excited with the opportunity to be the President and CEO of SMTC. I look forward to developing strategic initiatives with the executive management team, the priority of which is to increase revenue with existing and new customers while getting new opportunities.

•	We have experienced a significant decrease in revenue year over year. Specifically, revenue decreased 24% or $53 million in 2016 from 2015. Two previously disclosed customers we no longer do business with represented a loss of $33 million year over year, with another four customers with products reaching end of life represented a further loss of $34 million year over year. This has been offset by new customer revenue exceeding $14 million.

•	I plan to continue visiting with our key customers, and further enhance and encourage a long standing relationship where SMTC offers them a flexible and quality manufacturing solution.

•	We have a global footprint, and need to engage with new customer opportunities, to strengthen our position as a customer focused EMS provider. We are looking to further our reach with our existing customers and it is also critical that we find new customers and grow that revenue stream as well. We will continue to work closely with our customers to monitor and improve our quality and operations. I have established initiatives to monitor and drive further quality improvements to ensure we provide our customers with best service and flexibility needed by them.

•	I will now hand the call over to Roger to discuss the financial results.

Roger

Thanks Eddie

•	Revenue for the fourth quarter was $39.7 million with gross profit of $3.4 million or 8.6% and a net loss of $0.6 million, compared to revenue in the fourth quarter of 2015 of $60.7 million, gross profit of $5.5 million or 9.1% and a net income of $0.8 million.

•	The fourth quarter of 2016 included move related expenditures of $0.2 million and $0.4 million in cost of sales and selling general and administrative expenses, respectively, related to the move of the San Jose facility to Fremont that were not incurred in the prior year. In addition there was an unrealized foreign exchange loss on unsettled forward foreign exchange contracts of $0.2 million during the quarter compared to a gain of $1.0 million in the prior year quarter. Adjusted gross profit percentage was 8.5% in 2016 compared to 7.8% in the prior year.

•	Adjusted EBITDA was $1.1 million in the fourth quarter of 2016 compared to $1.5 million in the prior year fourth quarter.

•	As indicated by Eddie, revenue for fiscal 2016 was $167.9 million compared to $220.6 million in the prior year.

•	The gross profit was $15.0 million or 9.0% for fiscal 2016, compared to $17.7 million or 8.0% in the prior year, due to a more profitable product mix in addition to manufacturing labor efficiencies.

•	Adjusted EBITDA for fiscal 2016 was $4.7 million compared to $5.7 million in the prior year. The reduction was primarily driven by the reduced revenue which was offset by improved gross margins in 2016 as compared to 2015 and reduced selling, general and administrative expenses compared to 2015.

•	Full year cash flow from operations was $6.9 million, down from $10.9 million in the prior year. Debt, net of cash, was $4.9 million as at January 1, 2017, a decrease from $10.4 million for the prior year.

I will hand the call back to Eddieto provide some closing remarks.

Eddie

•	Thanks Roger

•	Despite the decrease in revenue year over year, I am encouraged that we have closed 2016 with improved gross margins, improved adjusted EBITDA as a percentage of revenue and continue to drive excellent working capital metrics.

•	My goal in 2017 is to drive new revenue opportunities with existing and new customer opportunities and ensure we are providing the best quality to our customers with the flexibility they would expect.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for questions.

Closing:

•	Thank you all for joining the call and your continued support of SMTC. We expect our next earnings call to take place during the first week of May. We will look forward to speaking to you then. Thank you very much and have a great day.